Exhibit 99.1

Care.com Announces Fourth Quarter and Full Year 2014 Financial Results

Strong Revenue Growth and Operating Leverage Drive Fourth Quarter Profitability

Waltham, MA - March 19, 2015 - Care.com, Inc. (NYSE: CRCM), the world's largest online destination for finding and managing family care, today announced financial results for the fourth quarter and fiscal year ended on December 27, 2014.

“We are very pleased with our progress in 2014, our first year as a public company.  We continued to show robust growth through our investments in our products, while continuing to optimize our marketing channels across the Care.com platform” said Sheila Lirio Marcelo, Founder, Chairwoman, and CEO of Care.com.  “We became profitable on an adjusted EBITDA basis in the fourth quarter, as expected, as we continued to leverage our investments in sales and marketing, with increased efficiencies in both paid and unpaid channels.  As we continue to drive operating leverage, and given the seasonality of our business, we anticipate reaching consistent quarterly adjusted EBITDA profitability by mid-2016.”

Highlights

•
Fourth quarter consolidated revenue was $33.6 million, an increase of 49% over the fourth quarter of 2013. Organic revenue, which excludes revenue from Citrus Lane, a company that we acquired in July 2014, was $30.0 million in the fourth quarter, an increase of 33% over the same period in 2013. Full year 2014 consolidated revenue was $116.7 million, an increase of 43% over 2013. Organic revenue was $110.7 million for the full year 2014, an increase of 36% over 2013.

•
Revenue growth and sales and marketing leverage drove profitability improvements, due largely to gains in unpaid marketing, optimizing paid marketing channels, and continuing to drive increases in member engagement and reuse of the service. Fourth quarter organic sales and marketing investments totaled $13.3 million, an increase of just 17% over the fourth quarter of 2013, as compared to 33% organic revenue growth over the fourth quarter of 2013. Full year sales and marketing investments totaled $73.8 million on an organic basis, an increase of 34% over 2013, as compared to 36% organic revenue growth over 2013.

•
Fourth quarter net loss was $40.4 million, including $36.2 million in non-cash impairment charges related to reduced expectations for Citrus Lane. Fourth quarter consolidated adjusted EBITDA was a profit of $0.5 million, and a profit of $2.2 million on an organic basis, compared to an adjusted EBITDA loss of $1.1 million in the same period of 2013. Full year 2014 net loss was $80.3 million, including $36.2 million in non-cash impairment charges related to reduced expectations for Citrus Lane. Full year 2014 consolidated adjusted EBITDA was a loss of $24.3 million, and a loss of $21.1 million on an organic basis, compared to an adjusted EBITDA loss of $17.2 million in 2013, representing 200 basis point improvement on a percentage of revenue basis.

•
The Company recorded non-cash impairment charges of $36.2 million related to reduced expectations for Citrus Lane. This was driven by lower than expected new subscribers during the integration period, as a result of transitioning marketing strategies and tactics to align with the broader Care.com platform.

Financial Results

•
Revenue for the fourth quarter was $33.6 million on a consolidated basis, and $30.0 million on an organic basis. Organic revenue grew 33% over $22.5 million in the fourth quarter of 2013. Full year revenue was $116.7 million on a consolidated basis, and $110.7 million on an organic basis. Organic revenue grew 36% over $81.5 million in 2013.

◦
US Matching revenue totaled $22.7 million in the fourth quarter, a 31% increase from $17.3 million in the fourth quarter 2013. Full year US Matching revenue totaled $82.0 million, an increase of 33% from $61.6 million in 2013.

◦
Payments revenue totaled $3.5 million in the fourth quarter, a 33% increase from $2.6 million in the fourth quarter of 2013. Full year Payments revenue totaled $14.5 million, a 35% increase over $10.8 million in 2013.

◦
Other revenue totaled $7.4 million in the fourth quarter, including $3.6 million from Citrus Lane. Other revenue excluding Citrus Lane totaled $3.8 million, a 49% increase from $2.6 million in the fourth quarter of 2013. Full year Other revenue totaled $20.2 million, including $6.0 million from Citrus Lane. Full year Other revenue excluding revenue from Citrus Lane totaled $14.2 million, a 56% increase from $9.1 million in 2013.

•
GAAP net loss for the fourth quarter 2014 was $40.4 million, including $36.2 million in non-cash impairment charges related to Citrus Lane. Net loss excluding the impact of Citrus Lane’s operations and impairment charges was $1.5 million, compared to a net loss of $3.6 million in the fourth quarter of 2013. Full year 2014 net loss was $80.3 million, including $36.2 million in non-cash impairment charges related to Citrus Lane. Net loss excluding the impact of Citrus Lane’s operations and impairment charges was $37.3 million, compared to $28.4 million in 2013.

•
Adjusted EBITDA was $0.5 million in the fourth quarter 2014. Adjusted EBITDA excluding the results of Citrus Lane was $2.2 million, compared to an adjusted EBITDA loss of $1.1 million in the fourth quarter of 2013. Full year 2014 adjusted EBITDA was a loss of $24.3 million, including a loss of $3.2 million from Citrus Lane. Full year adjusted EBITDA excluding the impact of Citrus Lane was a loss of $21.1 million, compared to an adjusted EBITDA loss of $17.2 million in 2013.

•
GAAP EPS was $(1.28) in the fourth quarter, including $(1.23) impact related to Citrus Lane’s operations and impairment charges. Q4 GAAP EPS was based on 31.5 million weighted average basic shares outstanding. GAAP EPS was $(2.77) for the full year 2014, including $(1.49) impact from Citrus Lane’s operations and impairment charges, based on 28.9 million weighted average basic shares outstanding.

•
Non-GAAP EPS was $(0.04) in the fourth quarter. For the full year, non-GAAP EPS was $(1.05). Non-GAAP EPS excludes the impact of non-cash stock based compensation and non-recurring items, such as M&A and the Citrus Lane impairment charges.

•	The Company ended the year with $71.9 million in cash and cash equivalents.

Business Highlights

•	Our total members grew 45% to 14.1 million at year end 2014, including approximately 300,000 added via our acquisition of Citrus Lane, compared to 9.7 million at year end 2013.

◦	Total families grew to 7.9 million at year end 2014, a 50% increase over last year, and total caregivers grew to 6.2 million at year end 2014, an increase of 38% over last year.

◦	End of year 2014 US Matching paying members increased 28% over 2013 to 208,000.

◦	End of year 2014 Payment members grew to 13,900, a 28% increase over last year.

•
We delivered strong organic revenue growth of 33% in Q4 while increasing sales and marketing expenses just 17%, excluding the impact of Citrus Lane. Direct marketing for core US matching and payments businesses increased just 10% in the fourth quarter, and TV spend declined 4%. We leveraged organic sales and marketing as a percentage of revenue by 600 basis points over the fourth quarter of 2013.

•	Cross sell between our US Matching and high-ROI Payments businesses was robust, with 42% of new Payments members in 2014 coming from Care.com, as compared to 33% in 2013.

•	Average US monthly unique visitors grew to 6.2 million in Q4, a 28% increase over Q4 2013, with 62% of visitors via mobile device.

•	Unpaid SEO traffic continued strong growth, resulting in a 61% increase over the fourth quarter of 2013, and a 66% increase for the year 2014.

Financial Expectations

Financial Expectations

	Q1 2015			Full Year 2015
Revenue
Organic (ex. Citrus Lane)	$31.3	-	$31.9	$133.0	-	$141.0
Citrus Lane	$2.6			$12.0	-	$14.0
Total	$33.9	-	$34.5	$145.0	-	$155.0

Adjusted EBITDA
Organic (ex. Citrus Lane)	$(6.6)	-	$(6)	$(11.0)	-	$(7.0)
Citrus Lane	$(1.6)			$(4.0)	-	$(2.0)
Total	$(8.2)	-	$(7.6)	$(15.0)	-	$(9.0)

Non GAAP EPS	(0.33)	-	(0.31)	(0.72)	-	(0.53)

Weighted average basic shares	31.8	-	31.8	32.1	-	32.1

Figures in millions except for Non-GAAP EPS
Non-GAAP EPS based on weighted average diluted shares

Earnings Teleconference Information

The Company will discuss its fourth quarter and full year 2014 financial results during a teleconference today, March 19, 2015, at 8:00 AM ET. The conference call can be accessed at (877) 407-4018 or (201) 689-8471 (international), conference ID# 13600443. The call will also be broadcast simultaneously at http://investors.care.com. Following the completion of the call, a recorded replay of the webcast will be available on Care.com’s website. To listen to the telephone replay, call toll-free (877) 870-5176 or (858) 384-5517 (international), conference ID # 13600443. The telephone replay will be available from 11:00 AM ET March 19 through 11:59 PM ET March 26, 2015. Additional investor information can be accessed at http://www.care.com.

About Care.com

Since launching in 2007, Care.com (NYSE: CRCM) has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 14.1 million member consumers* across 16 countries, including the US, UK, Canada and parts of Western Europe, and approximately half a million employees of corporate clients having access to our services. Spanning child care to senior care, pet care, housekeeping and more, Care.com provides a sweeping array of services for families and caregivers to find, manage and pay for care or find employment. These include: a comprehensive suite of safety tools and resources members may use to help make more informed hiring decisions - such as third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and household payroll and tax services provided by Care.com HomePay. Care.com builds employers customized benefits packages covering child care, back up care and senior care consulting services through its Global Workplace Solutions, and serves care businesses with marketing and recruiting support. To further connect families, Care.com has expanded its consumer service with its 2014 acquisition of Citrus Lane, the leading social commerce site for moms, and its 2013 acquisition of Big Tent, a community platform with more than 1 million active members. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin, New York City and Silicon Valley.
*As of December 2014

Cautionary Language Concerning Forward-Looking Statements:

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding projected membership growth and platform monetization opportunities, the anticipated profitability of our business in 2016 on an adjusted EBITDA basis, and the Company’s financial guidance for the first quarter of 2015 and full year 2015.
These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as "expect," "anticipate," "should," "believe," "hope," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "might," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control.  The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: our ability to grow our membership while leveraging our investment in sales and marketing, our success in converting non-paying members to paying members, our ability to cross-sell new and existing products and services to our members and to develop new products and services that members consider valuable, , and our ability to protect our brand and maintain our reputation among our members, and other risks detailed in the Company's other publicly available filings with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company's views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change.  The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

Use of Non-GAAP Financial Measures

To supplement the financial measures presented in the Company’s press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States ("GAAP"), we also present the following non-GAAP measures of financial performance: organic revenue and revenue growth; adjusted EBITDA, organic marketing investments; non-GAAP net loss and non-GAAP earnings per share (“EPS”).

A “non-GAAP financial measure” refers to a numerical measure of the Company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. The Company provides certain non-GAAP measures as additional information relating to its operating results as a complement to results provided in accordance with GAAP. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP and should not be considered a measure of the Company’s liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies.

The Company has presented: organic revenue and revenue growth, adjusted EBITDA, organic marketing investments, non-GAAP net loss and non-GAAP EPS as non-GAAP financial measures in this press release. We define organic revenue as total revenue excluding Citrus Lane revenue. We define organic revenue growth as revenue growth excluding Citrus Lane. We define adjusted EBITDA as net loss, plus: federal, state and franchise taxes, other expense (income), net, depreciation and amortization, stock-based compensation, accretion of contingent consideration, merger and acquisition related costs and other unusual or non-cash significant adjustments. Adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending, which is based on the Company's estimate of the useful life of tangible and intangible assets. We define organic marketing investment as marketing investment excluding Citrus Lane. We define non-GAAP net loss as net loss, plus stock-based compensation, accretion of contingent consideration, merger and acquisition related costs and other unusual or non-cash significant adjustments. We define non-GAAP EPS as non-GAAP net loss divided by weighted basic shares outstanding.

The Company believes the use of non-GAAP financial measures, as a supplement to GAAP measures, is useful to investors in that they eliminate items that are either not part of the Company's core operations or do not require a cash outlay, such as stock-based compensation. Care.com’s management uses these non-GAAP financial measures when evaluating the Company’s operating performance and for internal planning and forecasting purposes. The Company believes that these non-GAAP financial measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results, and are useful to investors and financial analysts in assessing the Company’s operating performance.

###
Contacts:

Investor Relations:
Denise Garcia
ICR, Inc.
(781) 795-7244
investors@care.com

Care.com, Inc.
Consolidated Balance Sheets
(in thousands)

	December 27, 2014	December 28, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$71,881	$29,959
Restricted cash	85	246
Accounts receivable (net of allowance of $0 and $56, respectively)	2,592	1,609
Unbilled accounts receivable	3,541	2,477
Prepaid expenses and other current assets	7,961	1,731
Total current assets	86,060	36,022
Property and equipment, net	6,323	1,553
Intangible assets, net	8,965	11,418
Goodwill	68,685	62,686
Other non-current assets	3,071	2,150
Total assets	$173,104	$113,829

Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$5,463	$2,031
Accrued expenses and other current liabilities	12,732	7,023
Current contingent acquisition consideration	10,685	5,463
Deferred revenue	13,346	8,304
Total current liabilities	42,226	22,821
Contingent acquisition consideration	7,267	5,166
Deferred tax liability	2,119	1,112
Other non-current liabilities	3,442	785
Total liabilities	55,054	29,884

Redeemable convertible preferred stock	—	152,251

Stockholders' equity (deficit)
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 300,000 shares authorized; 31,614 and 3,197 shares issued and outstanding as of December 27, 2014 and December 28, 2013, respectively	32	3
Additional paid-in capital	277,583	9,311
Accumulated deficit	(159,859)	(79,563)
Accumulated other comprehensive income	294	1,943
Total stockholders' equity (deficit)	118,050	(68,306)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$173,104	$113,829

Care.com, Inc.
Consolidated Statement of Operations
(in thousands, except per share data)
	Three Months Ended		Year Ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
	(unaudited)		(unaudited)

Revenue	$33,552	$22,511	$116,713	$81,487
Cost of revenue	9,729	4,852	30,345	18,844
Operating expenses:
Selling and marketing	14,446	11,398	75,817	55,250
Research and development	4,425	3,397	16,984	11,816
General and administrative	7,789	5,534	30,088	18,841
Depreciation and amortization	1,191	1,221	4,440	4,387
Impairment of goodwill and intangible assets	36,227	—	36,227	—
Total operating expenses	64,078	21,550	163,556	90,294
Operating loss	(40,255)	(3,891)	(77,188)	(27,651)
Other (expense) income, net	(533)	27	(3,856)	(291)
Loss before income taxes	(40,788)	(3,864)	(81,044)	(27,942)
(Benefit from) provision for income taxes	(368)	(233)	(752)	354
Net loss	(40,420)	(3,631)	(80,292)	(28,296)
Accretion of preferred stock	—	(15)	(4)	(57)
Net loss attributable to common stockholders	$(40,420)	$(3,646)	$(80,296)	$(28,353)
Net loss per share attributable to common stockholders:
Basic and diluted	$(1.28)	$(1.16)	$(2.77)	$(9.45)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	31,507	3,130	28,941	3,000

Care.com, Inc.
Consolidated Statement of Cash Flows
(in thousands)
	Year Ended
	December 27, 2014	December 28, 2013
Cash flows from operating activities	(unaudited)
Net loss	$(80,292)	$(28,296)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	5,805	1,862
Depreciation and amortization	5,401	6,702
Deferred taxes	(893)	284
Contingent consideration expense	900	1,342
Change in fair value of contingent consideration payable in preferred stock	2,258	—
Change in fair value of stock warrants	606	115
Impairment of goodwill and intangible assets	36,227	—
Other non-operating expenses	(89)	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Restricted cash	4	23
Accounts receivable	(892)	(46)
Unbilled accounts receivable	(1,066)	(458)
Prepaid expenses and other current assets	(432)	(462)
Other non-current assets	353	(109)
Accounts payable	1,057	706
Accrued expenses and other current liabilities	2,479	2,870
Deferred revenue	3,422	2,821
Other non-current liabilities	868	(15)
Net cash used in operating activities	(24,284)	(12,661)

Cash flows from investing activities
Purchases of property and equipment	(3,038)	(1,420)
Payments for acquisitions, net of cash acquired	(23,333)	(398)
Cash withheld for purchase consideration	(73)	—
Payments for security deposits	(2,825)	—
Net cash used in investing activities	(29,269)	(1,818)

Cash flows from financing activities
Proceeds from initial public offering net of offering costs	96,007	—
Proceeds from exercise of common stock options	787	821
Payments for deferred offering costs	—	(1,074)
Payments of contingent consideration previously established in purchase accounting	(2,209)	—
Net cash provided by (used in) financing activities	94,585	(253)

Effect of exchange rate changes on cash and cash equivalents	890	(85)
Net increase (decrease) in cash and cash equivalents	41,922	(14,817)
Cash and cash equivalents, beginning of the period	29,959	44,776
Cash and cash equivalents, end of the period	$71,881	$29,959

Care.com, Inc.
Reconciliation of Adjusted EBITDA
(in thousands)

	Three Months Ended		Year Ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
	(unaudited)		(unaudited)

Net loss	$(40,420)	$(3,631)	$(80,292)	$(28,296)
Federal, state and franchise taxes	(311)	(266)	(468)	376
Other expense (income), net	533	(27)	3,856	291
Depreciation and amortization	1,487	1,535	5,401	6,702

EBITDA	(38,711)	(2,389)	(71,503)	(20,927)

Stock-based compensation	976	666	5,805	1,862
Accretion of contingent consideration	496	138	900	561
Non-cash rent expense	550	—	948	—
Merger and acquisition related costs	1,005	—	3,114	—
Impairment of goodwill and intangible assets	36,227	—	36,227	—
IPO related costs	—	467	164	1,305
Adjusted EBITDA	$543	$(1,118)	$(24,345)	$(17,199)

Care.com, Inc.
Reconciliation of Non-GAAP Net Loss
(in thousands, except per share data)
	Three Months Ended		Year Ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
	(unaudited)		(unaudited)

Net loss	$(40,420)	$(3,631)	$(80,292)	$(28,296)

Stock-based compensation	976	666	5,805	1,862
Accretion of contingent consideration	496	138	900	561
Non-cash rent expense	550	—	948	—
Merger and acquisition related costs	1,005	—	3,114	—
Impairment of goodwill and intangible assets	36,227	—	36,227	—
IPO related costs	—	467	164	1,305
Preferred stock and warrant valuation adjustments	—	87	2,864	115

Non-GAAP net loss	$(1,166)	$(2,273)	$(30,270)	$(24,453)

Non-GAAP net loss per share attributable to common stockholders:
Basic and diluted	$(0.04)	$(0.73)	$(1.05)	$(8.15)
Weighted-average shares used to compute non-GAAP net loss per share attributable to common stockholders:
Basic and diluted	31,507	3,130	28,941	3,000

Care.com, Inc.
Reconciliation of Non-GAAP Organic Revenue

	Three Months Ended		Year Ended
(in thousands)	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
	(unaudited)		(unaudited)

Revenue	$33,552	$22,511	$116,713	$81,487

Citrus Lane revenue	3,551	—	6,001	—

Organic revenue	$30,001	$22,511	$110,712	$81,487

Reconciliation of Non-GAAP Organic Sales and Marketing
	Three Months Ended		Year Ended
(in thousands)	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
	(unaudited)		(unaudited)

Selling and marketing	$14,446	$11,398	$75,817	$55,250

Citrus Lane selling and marketing	1,133	—	2,017	—

Organic selling and marketing	$13,313	$11,398	$73,800	$55,250

Reconciliation of Organic Adjusted EBITDA
	Three Months Ended		Year Ended
(in thousands)	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
	(unaudited)		(unaudited)

Adjusted EBITDA	$543	$(1,118)	$(24,345)	$(17,199)

Citrus Lane adjusted EBITDA	(1,628)	—	(3,236)	—

Organic adjusted EBITDA	$2,171	$(1,118)	$(21,109)	$(17,199)

Care.com, Inc.
Supplemental Data
(in thousands)

	December 27, 2014	December 28, 2013
Total members**	14,118	9,744
Total families**	7,942	5,281
Total caregivers*	6,176	4,463

Paying members - US Matching	208	163
Paying members - Payments	14	11

** data is cumulative as of the end of the respective period and includes approximately 300k members via our acquisition of Citrus Lane
* data is cumulative as of the end of the respective period

	Year Ended
	December 27, 2014	December 28, 2013
Monthly Average Revenue per Member
US Matching	$37	$36
Payments	$97	$93